UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                         ___________________

                              FORM 8-K

                           CURRENT REPORT
              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

 Date of report (Date of earliest event reported):  June 14, 2006

                      United Mortgage Trust
      (Exact Name of Registrant as Specified in its Charter)

                             Maryland
           (State or Other Jurisdiction of Incorporation)

       000-32409						75-6493585
(Commission File Number)	(I.R.S. Employer Identification Number)

                  5740 Prospect Avenue, Suite 1000
                         Dallas, TX 75206
        (Address of Principal Executive Office) (Zip Code)

                         (214) 237-9305
        (Registrant's Telephone Number, Including Area Code)

                                 N/A

    (Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to Simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))


Item 1.01.	Entry Into A Material Definitive Agreement

Amendment to Loan to United Development Funding, L.P.

       On June 20, 2006, United Mortgage Trust (the "Company," "we" or "us") entered into a Second Amended and Restated Secured Line of Credit Promissory Note (the "Amendment") with United Development Funding, L.P., a Nevada limited partnership ("UDF") that is affiliated with the Company's Adviser, UMT Advisers, Inc. The Amendment amends an existing revolving line of credit facility ("Loan") to increase the line of credit to $45 million. The Loan matures on December 31, 2009. The purpose of the Loan is to finance UDF's investments in real estate development projects.

       The Loan is secured by the pledge of all of UDF's land development loans and equity investments. Those UDF loans may be first lien loans or subordinate loans.

       The Loan interest rate is the lower of 15% or the highest rate allowed by law, further adjusted with the addition of a credit enhancement to a minimum of 13.5%.

       UDF may use the Loan proceeds to finance indebtedness associated with the acquisition of any assets to seek income that qualifies under the Real Estate Investment Trust provisions of the Internal Revenue
Code to the extent such indebtedness, including indebtedness financed by funds advanced under the Loan and indebtedness financed by funds advanced from any other source, including Senior Debt, is no less than 85% of 80% (68%) of the appraised value of all subordinate loans and equity interests for land development and/or land acquisition owned by UDF and 75% for first lien secured loans for land development and/or acquisitions owned by UDF.

       As a condition of the Amendment, UDF III, a newly formed public limited partnership that is affiliated with UDF and with our Advisor, will give and maintain a guarantee of payment and performance of the Loan.

       The Loan is subordinate to UDF Senior Debt, which is defined as all indebtedness due and owing by UDF pursuant to (i) that certain loan guaranty to Colonial Bank in the amount of $8,750,000, (ii) that certain loan to OU Land Acquisition, L.P. in the principal amount of $25,000,000, (iii) a line of credit provided by Textron Financial Corporation in the amount of $30,000,000, and (iv) all other indebtedness of UDF to any national or state chartered banking association or other institutional lender that is approved by Lender in writing.

       The amendment of the lending facility to UDF represents the further evolution of the Company's investment policy away from its original investment objective of residential mortgages to a portfolio which consists primarily of the increase in the Loan to UDF, an affiliate of our Adviser, and interim loans made to affiliates of our Adviser. The Company's Trustees believe that the interest rate environment, which has resulted in lower yields from traditional residential mortgage investments, requires that we seek other investments that are capable of providing superior returns for our shareholders. Our Trustees were also influenced by the results of our existing loan arrangement with UDF. From June 2003 through March 2006, UDF has funded approximately $182.2 million in 1st lien, subordinate loans and equity investments and received approximately $117.3 million in loan and equity payoffs. At March 31, 2006 our Loan was secured by assets totaling $71.7 million. The Borrowing Base (advances available under the loan) was supported by 20 loans in 5 major metropolitan areas, totaling over $46,000,000. Interest payments on the Loan represented approximately 28% of our interest income for the year 2005.

       We anticipate the increasing concentration of our investments in the Loan and in interim loans and that residential mortgages will continue to diminish as a significant component of our total investment portfolio.

Subordination to Textron Financial Corporation

       On June 14, 2006, in connection with the above-described amendment of our loan to UDF, we entered into a Subordination Agreement with Textron Financial Corporation ("Textron") pursuant to which we agreed to subordinate our existing loan to UDF to the all indebtedness owed to Textron by UDF, including the $45 million credit facility extended to UDF pursuant to the Second Amended and Restated Secured Line of Credit Promissory Note dated discussed under Item 1.01.

       The Amendment represents the continuing shift in our investments away from our original investment strategy which was to invest in residential mortgages and contracts for deed. In the past few years, we have increasingly invested in loans of 12 months or less in term, made to investors, including affiliates of our Advisor, for the construction, purchase, renovation, and sale of single-family homes (we refer to those investments as "interim mortgages"); and in our line of credit loan to UDF. Based upon the expected loan activity under our above-described amendment of the UDF Loan, we believe that our investments to be made under the Loan will represent approximately 37.5% of the Company's entire portfolio.

Item 9.01.	Financial Statements and Exhibits.

       (d) Exhibits.

The following exhibits are included with this Current Report on Form 8-
K:

Exhibit No. 	Description

10.1	Second Amended and Restated Secured Line of Credit
Promissory Note dated as of June 20, 2006 between United
Development Funding, L.P. as UDF and United Mortgage Trust as Lender.

10.2	Subordination Agreement between Textron Financial
Corporation and United Mortgage Trust dated as of June 14,
2006.




SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED MORTGAGE TRUST


Date:  June 20, 2006		/s/ Christine A. Griffin
                                By:  Christine A. Griffin
                                Its:  President